Exhibit 99.A

JOINT FILING AGREEMENT

The undersigned hereby consent to the joint filing by any of them of a Statement on Schedule 13D and any amendments thereto, whether heretofore or hereafter filed, relating to the securities of iBio, Inc., and hereby affirm that this Schedule 13D is being filed on behalf of each of the undersigned.

Dated: June 13, 2013	/s/E. Gerald Kay
E. Gerald Kay, individually

EGK, LLC

Dated: June 13, 2013	By: /s/E. Gerald Kay
Name: E. Gerald Kay
Title: Manager